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                                                                 Exhibit No. 11

                   OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

                 Computation of Earnings (Loss) Per Common Share


                                                                           1997               1996                1995
                                                                           ----               ----                ----
Basic
         Net earnings                                                 $  3,882,932       $  1,303,126            480,874
         Preferred stock dividends (8%, payable in kind)                    19,874            187,252                  -
         Imputed preferred dividends                                             -          1,286,471                  -
         Earnings (loss) available to common shareholders                3,863,058           (170,597)           480,874
         Shares:
         Weighted average number of shares outstanding                   7,417,878          5,434,040          4,694,352
                                                                      ------------        -----------         ----------
         Basic earnings (loss)  per common share and
              common equivalent share:
         Net earnings (loss)                                          $       0.52        $     (0.03)              0.10
                                                                      ------------        -----------         ----------
Diluted
         Net earnings                                                 $  3,882,932        $ 1,303,126            480,874
         Preferred stock dividends (8%, payable in kind)                    19,874            187,252                  -
         Imputed preferred dividends                                            --          1,286,471                  -
         Earnings (loss) available to common shareholders                3,863,058          (170,597)           480,874
         Shares:
         Weighted average number of shares outstanding                   7,417,878          5,434,040          4,694,352
         Assuming exercise of warrants and options, net
              of number of shares which could have been
              purchased with the exercise of such options
              based on the treasury stock method
              (using average market price)                                 351,778            164,886            110,506
                                                                      ------------        -----------         ----------
         Weighted average number of shares, adjusted                     7,769,656          5,598,926          4,804,858
                                                                      ------------        -----------         ----------
         Diluted earnings per common share and common
              equivalent share:
              Net earnings (loss)                                     $       0.50        $     (0.03)              0.10
                                                                      ============        ===========         ==========